EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G



The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Monaco Finance, Inc., and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


Date: February 14, 1996


By: /s/ J. Morton Davis
   -------------------------------
    J. Morton Davis



Date: February 14, 1996
      D.H. Blair Holdings, Inc.

By: /s/ David Nachamie
   -------------------------------
    David Nachamie
    Treasurer



Date: February 14, 1996
      D.H. Blair Investment Banking Corp.


By:  /s/ David Nachamie
   -------------------------------
     David Nachamie
     Treasurer